SEPARATION AND RELEASE AGREEMENT

This Agreement (this “Agreement”) is made as of September 26, 2019, by and between DIGIPATH, INC., a Nevada corporation (the “Company”), and TODD DENKIN (“Denkin”).

RECITALS

WHEREAS, Denkin and the Company are parties to an Amended and Restated Employment Agreement dated as of June 21, 2016, as amended by an Amendment to Employment Agreement dated December 22, 2017 (as so amended, the “Employment Agreement”), pursuant to which Denkin is employed as the Company’s President and Chief Executive Officer; and

WHEREAS, the Company and Denkin have agreed to a termination of the Employment Agreement and their relationship on the terms set forth herein.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Termination of Employment Relationship; Resignation as Officer and Director. Effective as of September 26, 2019 (the “Effective Date”), without any further action of the parties hereto, Denkin shall cease to be a director, officer and/or employee of the Company and each of its subsidiaries.

2. Payments and Consulting Services.

(a) The Company shall pay Denkin a lump sum severance payment in the amount of $20,000 concurrently with the execution of this Agreement (the “Severance Payment”). In addition, for the three-month period beginning on the date hereof (the “Consulting Period”), Denkin shall consult with the Company during regular business hours to assist the Company in the transition of its next Chief Executive Officer, and in consideration therefor shall be paid consulting fees in the amount of $6,000 per month, payable in periodic installments in accordance with the Company’s regular practices.

(b) The Company shall cause to be transferred to Denkin, at no additional cost to him, the https://thenationalmarijuananews.com/ domain name and related URLs, and content therein. Denkin shall also have the right to use and retain copies of the “The Marijuana Industry” Lecture Materials prepared by the Company and Medicus Research (the “Medicus Materials”), including, without limitation, unlimited rights to use the Medicus Materials in any media (television, film, internet, pay-per-view, digital and other media now known or learned), and the ability to assign or license the Medicus Materials to others. The Company shall execute all instruments of transfer reasonably requested by Denkin to carry out the provisions of this Section 2(b).

(c) All references herein to compensation to be paid to Denkin are to the gross amounts thereof which are due hereunder. The Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld by applicable law.

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3. Release.

(a) In exchange for the consideration provided for by Section 2 hereof, Denkin for himself and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as “Releasors”), forever releases and discharges the Company, Digipath Labs, Inc., GroSciences, Inc. and all other now or hereafter existing subsidiaries, parent companies, divisions, affiliates or related business entities, successors and assigns of the Company, and any of their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for the Company or in their individual capacities) (hereinafter referred to collectively as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown (but excluding any claims or rights that Denkin may have as a stockholder of the Company or under COBRA), which Releasors ever had, now have and may have against Releasees, including but not limited to any claims, whether or not asserted, arising out of Denkin’s employment with Releasees and/or his termination from such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim arising out of the terms and conditions of Denkin’s employment with the Company, his termination from such employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (iv) any claim of discrimination or breach of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (v) any claim arising under the Federal Age Discrimination in Employment Act of 1997, as amended, and the applicable rules and regulations thereunder; and (vi) any claim for attorney’s fees, costs, disbursements and/or the like.

4. Covenant not to Sue. Denkin covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on their own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

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5. Non-Disparagement. Denkin agrees that he will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding the Company or any of its subsidiaries, divisions, affiliates or related business entities, successors and assigns or any of their past or present directors, officers, attorneys, agents, trustees, administrators, employees, consultants or any other representatives of the Company, or any of their products or services, including by way of news interviews or the expression of personal views, opinions or judgments to the media. Disparaging remarks include, without limitation, comments or statements that impugn the character, honesty, integrity, morality or business acumen or abilities of the individual or entity being disparaged.

6. Continuing Obligations, including Confidentiality; Return of Company Property, and Non-Solicitation. Following the date hereof, Denkin shall continue to be bound by the provisions of Section 8 of the Employment Agreement in accordance with the terms thereof.

7. Cooperation. Denkin agrees to cooperate with the Company and its counsel in any action, proceeding or litigation relating to any matter in which Denkin was involved or of which Denkin has knowledge as a result of or in connection with his service to the Company.

8. Acknowledgment. Denkin acknowledges that he: (i) has carefully read this Agreement in its entirety; (ii) has had an opportunity to consider fully the terms of this Agreement; (iii) fully understands the significance of all the terms and conditions of this Agreement; (v) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (v) is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

9. Specific Performance. In view of the irreparable harm and damage which would be incurred by the Company in the event of any violation by Denkin of any of the provisions of Sections 4 through 7 hereof, Denkin hereby consents and agrees that in any such event, in addition to any other rights the Company may have, and without prejudice to any other remedies which may be available at law or in equity, the Company shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining Denkin from committing or continuing any such violation, without the necessity of proving damage, or posting any bond or other security.

10. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada without reference to its choice of law rules.

11. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

12. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

14. Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DIGIPATH, INC.

By	/s/ Todd Peterson
Name:	Todd Peterson
Title:	Chief Financial Officer

/s/ Todd Denkin
Todd Denkin

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